POPULAR, INC. Contact:	Exhibit 99.1
Investor Relations:
Jorge A. Junquera Chief Financial Officer Senior Executive Vice President 787-754-1685
Media Relations:
Teruca Rullán Senior Vice President Corporate Communications 787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Reports Financial Results for the Quarter
and Six Months Ended June 30, 2009

San Juan, Puerto Rico, Thursday, July 16, 2009 – Popular, Inc. (“the Corporation”) (NASDAQ: BPOP, BPOPO, BPOPP) reported a net loss of $183.2 million for the quarter ended June 30, 2009, compared with a net loss of $52.5 million for the quarter ended March 31, 2009, and net income of $24.3 million for the quarter ended June 30, 2008. For the six months ended June 30, 2009, the Corporation’s net loss totaled $235.7 million, compared to net income of $127.5 million for the same period in 2008. Refer to the accompanying Exhibit A — Financial Summary for “per common share” information and key performance ratios. Also, refer to Exhibit B for credit quality information and to Exhibit C for summarized income statement information by reportable segment for the quarters ended June 30, 2009, June 30, 2008 and March 31, 2009. As indicated in previous filings, in 2008, the Corporation discontinued the operations of its U.S. mainland-based subsidiary Popular Financial Holdings (“PFH”), and thus the results of PFH are presented as part of “Loss from discontinued operations, net of income tax” in Exhibit A.

“Second quarter results reflect the continued deterioration of economic and housing market conditions particularly in Puerto Rico due to the protracted 4-year recession that has resulted in an unusually weak residential construction market. In response to this extraordinarily difficult environment, we have concentrated our efforts to improve credit quality aided by the strengthening of our collection groups to enhance detection, workouts and recovery,” said Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc.

Carrión continued, “Although the Corporation and its subsidiaries are well capitalized, on June 8th, we announced a plan to exchange trust preferred securities and preferred stock for common stock in order to increase our Tier 1 common equity to better position us in even more adverse economic and credit conditions.”

The Corporation’s continuing operations reported a net loss of $176.6 million for the quarter ended June 30, 2009, compared with a net loss of $42.6 million for the quarter ended March 31, 2009, and net income of $59.2 million for the quarter ended June 30, 2008. For the six months ended June 30, 2009, the Corporation’s net loss from continuing operations totaled $219.2 million, compared to net income of $158.4 million for the same period in 2008.

The principal items impacting the continuing operations’ financial results for the quarter ended June 30, 2009, when compared to the quarter ended March 31, 2009, were as follows:

•	Non-interest income was lower by $108.9 million when compared to the quarter ended March 31, 2009, principally as a result of lower gains on the sale of investment securities. During the second quarter of 2009, the Corporation realized gains on the sale of equity securities of $52.3 million, compared to gains of $182.7 million in the first quarter of 2009 associated with the sale of $3.4 billion of investment securities. This unfavorable variance was partially offset by a $10.0 million increase in trading account profit in the second quarter of 2009.

•	Total operating expenses were $26.4 million higher in the quarter ended June 30, 2009, compared with the first quarter of 2009. The increase was principally related to higher FDIC insurance assessments on deposits, which considered the impact of a special assessment of approximately $16.7 million.

•	Income tax expense of $5.4 million in the second quarter of 2009, compared to income tax benefit of $26.9 million in the first quarter of 2009. The increase in taxes was principally related to a $28.4 million refund received from the U.S. Internal Revenue Service during the first quarter of 2009.

•	Net interest income increased by $10.6 million, principally due to a higher net interest yield resulting mostly from lower funding costs on deposits.

•	The provision for loan losses for the second quarter of 2009 decreased by $23.1 million when compared with the quarter ended March 31, 2009. The lower total provision was the result of a $53.4 million decrease in the provision related to the U.S. mainland portfolios and a $30.3 million increase in the provision related to Puerto Rico operations. The allowance for loan losses increased from March 31, 2009 to June 30, 2009 by $89 million. The allowance for loan losses to loans held-in-portfolio was 4.66% at June 30, 2009, compared to 4.19% at March 31, 2009. Refer to Exhibit B for credit quality information.

Net Loss from Continuing Operations:

This press release should be read in conjunction with the accompanying Exhibits A, B and C which are an integral part of this report. The Corporation has retrospectively adjusted certain information to exclude results from discontinued operations from prior periods presented in this press release for comparability purposes. The discussions that follow pertain to Popular, Inc.’s continuing operations, unless otherwise indicated.

Net Interest Income

Net interest income for the second quarter of 2009 was $283.1 million, compared with $272.5 million for the first quarter of 2009 and $330.3 million for the same quarter of 2008.

The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the quarter ended June 30, 2009, compared with the quarter ended March 31, 2009 and the quarter ended June 30, 2008. The analysis only includes the results of the continuing operations. The results for the previous year have been retrospectively adjusted to exclude the discontinued operations for comparative purposes.

	Average balances			Average Yields / Costs
	2nd	1st	2nd	2nd	1st	2nd
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
(Dollars in billions)	2009	2009	2008	2009	2009	2008
Money market, trading and investment securities	$9.6	$9.8	$9.3	3.72%	3.60%	4.26%

Loans:
Commercial *	15.4	15.8	15.7	4.87	4.96	5.96
Mortgage	4.5	4.5	4.8	6.30	6.70	7.09
Consumer	4.4	4.6	4.9	9.91	9.97	10.30
Lease financing	0.7	0.9	1.1	8.30	8.45	8.07

Total loans	25.0	25.8	26.5	6.12	6.28	7.06

Total earning assets	$34.6	$35.6	$35.8	5.45%	5.54%	6.33%

Interest bearing deposits	$22.7	$23.2	$22.9	2.27%	2.58%	2.96%
Borrowings	5.9	6.8	7.5	4.02	4.11	3.57

Total interest bearing liabilities	28.6	30.0	30.4	2.63	2.93	3.11

Non-interest bearing sources of funds	6.0	5.6	5.4

Total funds	$34.6	$35.6	$35.8	2.18%	2.47%	2.64%

Net interest spread				2.82%	2.61%	3.22%

Net interest yield				3.27%	3.07%	3.69%

*Includes commercial construction loans

The increase in net interest income for the second quarter of 2009, compared with the first quarter of 2009 was principally due to an improvement of 20 basis points in the net interest yield, mainly driven by a decrease in the Corporation’s average cost of deposits and short-term borrowings, primarily due to management actions to lower the rates paid on certain deposits and the maturity of high cost certificates of deposit and renewal under a lower interest rate environment. This favorable impact to net interest income was partially offset by a lower yield on earning assets, principally mortgage, commercial and personal loans, which was influenced in part by an increase in non-performing commercial and construction loans.

The reduction in average earning assets for the quarter ended June 30, 2009, compared with the quarter ended March 31, 2009 was principally associated with a decline in the loan portfolio in part due to the slowdown of loan origination activity in the Puerto Rico operations and the sale of most of the lease financing portfolio of the Corporation’s U.S. mainland operations, as well as higher volume of loans charged off. Also, contributing to the decrease in earning assets was the exiting or downsizing of certain loan origination units at Banco Popular North America (“BPNA”), such as non-conventional mortgages, equipment lease financing and multi-family lending. On the funding side, the decrease was mostly related to the deleveraging of the Corporation’s balance sheet through the reduction in borrowings and a decrease in average interest bearing deposits, principally certificates of deposit and brokered certificates of deposit. The decline in borrowings was principally due to the maturity of unsecured senior debt and lower average balances of short-term borrowings.

The decrease in net interest income for the second quarter of 2009, compared with the same quarter in 2008, was primarily due to lower average balances of interest-earning assets, principally loans, for reasons similar to those described above. The Corporation’s borrowings also decreased, driven by the reduction in earning assets they fund. Contributing to the reduction in net interest income was the decrease by the Federal Reserve (“Fed”) of the federal funds target rate from 2.00% in June 30, 2008 to between 0% and 0.25% at June 30, 2009. This reduction in short-term market rates impacted the yield of several of the Corporation’s earning assets during that period, including the yield on commercial and construction loans with floating or adjustable rates and floating rate collateralized mortgage obligations, as well as the yield of newly originated loans in a declining interest rate environment. On the positive side, the decrease in rates contributed to the decrease in the cost of interest-bearing deposits and short-term borrowings. Other factors impacting negatively the Corporation’s net interest income for the quarter ended June 30, 2009 when compared with the same quarter in 2008 were the increase in non-performing loans with their related reversal of interest, and the exiting of several loan origination activities in the U.S. mainland operations.

Provision for Loan Losses and Credit

The main factor driving the Corporation’s net losses in the first two quarters of 2009 has been the increasing credit costs from several segments of the loan portfolio. Persistent adverse changes in the economy and negative trends in employment levels and property values in the markets in which the Corporation operates have continued to negatively affect the Corporation’s provision for loan losses in the second quarter of 2009. The provision for loan losses totaled $349.4 million or 134% of net charge-offs for the quarter ended June 30, 2009, compared with $372.5 million or 188% of net charge-offs for the quarter ended March 31, 2009, and $189.2 million or 167% of net charge-offs for the second quarter of 2008.

The provision for loan losses for the quarter ended June 30, 2009, when compared with the first quarter of 2009, reflects higher net charge-offs of loans in portfolios that are part of the continuing operations by $62 million, mostly in the Banco Popular de Puerto Rico reportable segment. This increase in net charge-offs was mainly in construction loans ($32 million, principally attributed to one particular credit in the Banco Popular de Puerto Rico reportable segment), commercial loans ($29 million) and consumer loans ($9 million), partially offset by decreases in net charge-offs for mortgage loans ($7 million) and leases ($1 million). The decline in the provision for loan losses in the second quarter of 2009 when compared with the first quarter of 2009 was attributable to the U.S. mainland portfolios, which in the previous quarter required higher general reserves and higher specific reserves for loans considered impaired under SFAS No. 114. The reduction in the provision for loan losses in the U.S. mainland portfolio during the second quarter was partially offset by an increase in the provision for the Banco Popular de Puerto Rico loan portfolios mainly driven by higher specific reserves for impaired loans, in particular construction credits. The rise in construction and commercial loans net charge-offs in the second quarter of 2009 did not cause a direct increase in the provision for loan losses in the quarter because $94 million of these loans had specific reserves pursuant to SFAS No. 114, which were established in prior quarters when the loans were originally classified as impaired loans.

The increase in the provision for loan losses for the quarter ended June 30, 2009 compared to the same quarter in 2008 was the result of higher general reserve requirements for commercial loans, construction loans, U.S. mainland non-conventional residential mortgages and home equity lines of credit, combined with specific reserves recorded for loans considered impaired under SFAS No. 114. Net charge-offs from the continuing operations for the quarter ended June 30, 2009, when compared with the second quarter in 2008, increased by $147 million, mainly in construction loans ($71 million), consumer loans ($32 million, mainly U.S. mainland home equity lines of credit), commercial loans ($30 million) and mortgage loans ($15 million).

The allowance for loan losses increased from March 31, 2009 to June 30, 2009 by $89 million. Exhibits A and B provide credit quality data, including certain key credit quality metrics. The allowance for loan losses represented 4.66% of loans held-in-portfolio at June 30, 2009, compared with 4.19% at March 31, 2009 and 2.47% at June 30, 2008. The increase from March 31, 2009 to June 30, 2009 was mainly attributable to reserves for construction loans due to the continued deterioration of the economic and housing market conditions in Puerto Rico, and also in the U.S. mainland. Credit deterioration trends have been reflected across all industry sectors, but have been most noticeable in the residential construction market as a result of unprecedented reductions in absorption levels. The most significant reserves for impaired loans during the second quarter of 2009 pertain to particular construction borrowers. Also, the Corporation recorded higher reserves to cover inherent losses in the home equity lines of credit portfolios of the U.S. mainland operations. The persistent declines in residential real estate values, combined with the reduced ability of certain homeowners to refinance or repay their residential real estate obligations, have resulted in higher delinquencies and losses in these U.S. portfolios. As previously explained, during the first quarter of 2009, the U.S. portfolios experienced a more significant impact in the provision for loan losses due to higher general reserve requirements and specific reserves recorded pursuant to SFAS No. 114. Hence, a reduction in provision was reported in the second quarter of 2009 compared to the first quarter of 2009.

As of June 30, 2009, there were $1.4 billion of impaired loans with a related specific allowance for loan losses pursuant to SFAS No. 114 of $313 million, compared with impaired loans of $1.1 billion and a specific allowance of $279 million as of March 31, 2009. As of June 30, 2008, there were $648 million of SFAS No. 114 impaired loans with a related specific allowance for loan losses of $123 million.

Non-performing assets attributable to continuing operations totaled $2.1 billion at June 30, 2009, compared to $1.5 billion at March 31, 2009 and $954 million at June 30, 2008. The increase in non-performing assets from March 31, 2009 to June 30, 2009 was primarily related to increases in construction loans ($332 million, principally in the Puerto Rico portfolio), commercial loans ($161 million) and mortgage loans ($89 million). The construction loans in non-performing status are primarily residential real estate construction loans which have been adversely impacted by general market conditions, decreases in property values and oversupply in certain areas. Several of these construction non-performing credits in Puerto Rico were judgmentally considered impaired for SFAS No. 114 purposes in previous quarters and specific reserves were recorded in prior periods, as deemed necessary. Commercial non-performing loans increased both in Puerto Rico and the U.S. mainland. The higher level of non-performing residential mortgage loans was principally attributed to BPNA’s non-conventional mortgage business and Puerto Rico’s residential mortgage portfolio. Although Puerto Rico’s mortgage portfolio reported higher non-performing loans, the net charge-off experience during 2009 has remained at a low level.

Non-performing assets from continuing operations increased by $1.1 billion from June 30, 2008 to the same date in 2009. The increases were reflected in construction loans ($556 million), commercial loans ($299 million) and mortgage loans ($226 million).

The existing adverse economic conditions are expected to persist through 2009, thus it is likely that the Corporation will continue to experience heightened credit losses, additional significant provisions for loan losses, an increased allowance for loan losses and higher levels of non-performing assets.

Non-interest Income

Non-interest income from continuing operations totaled $225.8 million for the quarter ended June 30, 2009, compared with $334.7 million for the quarter ended March 31, 2009 and $235.8 million for the quarter ended June 30, 2008.

As previously explained, the variance in non-interest income for the quarter ended June 30, 2009 compared with the quarter ended March 31, 2009 was principally due to smaller net gains on the sale and valuation adjustments of investment securities by $122.4 million. During the second quarter of 2009, the Corporation realized gains on the sale of equity securities of $52.3 million, compared to gains of $182.7 million in the first quarter of 2009 associated to the sale of $3.4 billion of investment securities. This variance was partially offset by higher trading account profits of $10.0 million primarily associated with the Corporation’s Puerto Rico mortgage banking operations.

The decrease in non-interest income from continuing operations for the quarter ended June 30, 2009 compared with the same quarter in 2008 was principally due to losses on the sale and valuation adjustments on loans held-for-sale for the quarter ended June 30, 2009 of $13.5 million, compared to gains of $4.9 million for the quarter ended June 30, 2008. The loss in 2009 was primarily the result of increased levels of reserves for loans sold by the Corporation’s U.S. subsidiaries given an upward trend in repurchase requests and loss severities. Other non-interest income declined by $15.3 million mostly as a result of a reduction in investment banking fees due to lower volume of government debt offerings underwritten, higher losses on derivative instruments and lower gains on the sale of real estate properties, among other factors. These unfavorable variances were partially offset by higher net gains on the sale and valuation adjustments of investment securities of $25.4 million. The gains on sale of securities for the quarter ended June 30, 2009 included the previously mentioned sale of equity securities, while the results of the quarter ended June 30, 2008 were mostly impacted by gains on the sale of U.S. agency securities.

Operating Expenses

Operating expenses from continuing operations totaled $330.6 million for the quarter ended June 30, 2009, an increase of $26.4 million, compared with $304.2 million for the first quarter of 2009. Operating expenses from continuing operations for the quarter ended June 30, 2008 totaled $330.3 million.

The increase in operating expenses for the quarter ended June 30, 2009 when compared with the first quarter of 2009 was principally due to higher FDIC insurance costs, which considered the $16.7 million FDIC special assessment in the second quarter of 2009. The increase in other operating expenses was partially offset by a $9.1 million decrease in personnel costs, mainly related to pension, 401(k) savings plan and medical insurance costs.

Operating expenses for the quarter ended June 30, 2009 remained at levels close to those recognized during the same quarter of the previous year. Increases in FDIC assessments were partially offset by lower personnel costs and business promotion expenses that resulted from the downsizing of the U.S. operations and cost control initiatives, among the principal reasons.

Income Taxes

Income tax expense from continuing operations amounted to $5.4 million for the quarter ended June 30, 2009, compared with an income tax benefit of $26.9 million for the quarter ended March 31, 2009 and income tax benefit of $12.6 million for the quarter ended June 30, 2008.

The unfavorable variance in income taxes for the quarter ended June 30, 2009 compared with the quarter ended March 31, 2009 was primarily due to the reversal in the first quarter of 2009 of $28.4 million of the deferred tax asset valuation allowance of the U.S. operations as a result of a tax refund received from the U.S. Internal Revenue Service. The reimbursement pertained to carryback losses of 2005 and 2006. Also, during the first quarter of 2009 a tax benefit was recognized due to the increase in the deferred tax asset as a result of the temporary increase in the statutory tax rate applicable to the Corporation’s Puerto Rico operations.

The variance in income tax from continuing operations for the second quarter of 2009 when compared to the same quarter in 2008 was primarily due to the fact that in the second quarter of 2008 the Corporation was recording a tax benefit on the Corporation’s U.S. operations. Commencing in the second half of 2008, the Corporation began to record a valuation allowance on the deferred tax assets of the Corporation’s U.S. operations, thus there were no tax benefits recognized in 2009 in the U.S. operations.

Balance Sheet Comments:

The accompanying Exhibit A provides information on principal categories of the Corporation’s balance sheet at June 30, 2009, March 31, 2009 and June 30, 2008, and the following sections provide more detailed information.

Investment securities

The Corporation’s portfolio of investment securities available-for-sale and held-to-maturity totaled $7.6 billion at June 30, 2009, compared with $7.3 billion at March 31, 2009. The Corporation holds investment securities primarily for liquidity, yield enhancement and interest rate risk management. The portfolio primarily includes very liquid, high quality securities. The increase in the Corporation’s investment securities between March 31, 2009 and June 30, 2009 was mainly associated with investments in GNMA mortgage-backed securities, U.S. agency notes and collateralized mortgage obligations, as a result of the re-investment of the proceeds from the sale of securities in the first quarter of 2009.

Loans

A breakdown of the Corporation’s total loan portfolio at period-end, which represents the principal category of earning assets, follows:

(In billions)	June 30, 2009	March 31, 2009	Variance	June 30, 2008	Variance
Commercial	$13.1	$13.4	($0.3)	$13.7	($0.6)
Construction	2.0	2.2	(0.2)	2.1	(0.1)
Mortgage	4.7	4.7	—	4.7	—
Consumer	4.3	4.5	(0.2)	4.8	(0.5)
Lease financing	0.7	0.8	(0.1)	1.1	(0.4)

Sub-total	24.8	25.6	(0.8)	26.4	(1.6)

PFH discontinued operations	—	—	—	1.2	(1.2)

Total	$24.8	$25.6	($0.8)	$27.6	($2.8)

The reduction in commercial and construction loans between March 31, 2009 and June 30, 2009 was principally due to the increased level of charge-offs, which was described earlier in the Provision for Loans Losses and Credit Quality section. Net charge-offs in the commercial and construction loan portfolios amounted to $146 million on a combined basis for the quarter ended June 30, 2009. The decrease in the commercial loan portfolio was also associated with a reduction in loan origination activity in the Puerto Rico operations, as well as the Corporation’s decision to exit or downsize certain business lines at BPNA.

The decline in the consumer loan portfolio from the end of the first quarter of 2009 to June 30, 2009 was mainly related to run-off of existing portfolios originated by Popular Finance, E-LOAN or exited lines of businesses at the BPNA operations, as well as the reduction caused by the consumer loans net charge-offs of $85 million recorded during the second quarter of 2009. Also, there was a decrease in auto loans at the Corporation’s Puerto Rico operations.

Deposits

A breakdown of the Corporation’s deposits at period-end follows:

(In billions)	June 30, 2009	March 31, 2009	Variance	June 30, 2008	Variance
Demand *	$5.1	$4.9	$0.2	$5.1	—
Savings	9.6	9.7	(0.1)	9.9	($0.3)
Time	12.2	12.5	(0.3)	12.1	0.1

Total deposits	$26.9	$27.1	($0.2)	$27.1	($0.2)

* Includes non-interest and interest bearing demand deposits

Brokered certificates of deposit, which are included as time deposits, amounted to $2.7 billion at June 30, 2009 and March 31, 2009. The reduction in time deposits occurred principally in the Corporation’s U.S. mainland operations in part due to deleveraging strategies, including the closure and consolidation of branches, as well as a gradual reduction in the pricing of deposits, including internet deposits. The increase in demand deposits was principally experienced in the Corporation’s Puerto Rico banking operations and included public funds and deposits in trust.

Borrowings and capital

The accompanying Exhibit A also provides information on borrowings and stockholders’ equity at June 30, 2009, March 31, 2009 and June 30, 2008.

The Corporation’s borrowings amounted to $5.6 billion at June 30, 2009, compared with $6.3 billion at March 31, 2009. The reduction in borrowings was principally in long-term debt, primarily as a result of the payment during the second quarter of 2009 of $753 million in unsecured senior debt of Popular North America, which had been used to fund the Corporation’s U.S. operations.

The credit ratings of the Corporation’s debt obligations are a relevant factor for certain types of borrowings at the holding company level because they impact the ability to borrow, the cost at which the Corporation can raise financing and the depth of access to funding sources. In April and June 2009, the major rating agencies downgraded the Corporation’s credit ratings, triggered in part by the announcement of suspension of dividends on the Corporation’s common stock and Series A and B preferred stock. The Corporation has $350 million in senior debt issued by the bank holding companies with interest that adjusts in the event of senior debt rating downgrades. As a result of the most recent rating downgrades in the second quarter of 2009, the cost of this senior debt increased prospectively by 225 basis points, which represents an increase in the annual interest expense on the particular debt of approximately $7.9 million. No other outstanding borrowings have rate or maturity triggers associated with credit ratings. The Corporation’s banking subsidiaries do not use borrowings that are rated by the major rating agencies, as they are funded primarily with deposits and secured borrowings.

Stockholders’ equity totaled $2.9 billion at June 30, 2009, compared with $3.1 billion at March 31, 2009. The decrease in stockholders’ equity from March 31, 2009 to June 30, 2009 reflects an increase in the Corporation’s accumulated deficit of $207.8 million principally due to the net loss of $183.2 million recorded during the quarter as well as dividends declared on the Corporation’s preferred stock amounting to $22.9 million for the quarter ended June 30, 2009.

Below is a summary of the Corporation’s regulatory capital ratios as of June 30, 2009 and March 31, 2009.

	June 30, 2009	March 31, 2009	Minimum Required
Tier I risk-based capital	10.73%	11.16%	4.00%
Total risk-based capital	12.02%	12.44%	8.00%
Tier I leverage	8.26%	8.54%	3.00%-4.00%

Regulatory capital requirements for banking institutions are based on Tier 1 and Total capital, which include both common stock and certain qualifying preferred stock. Nonetheless, as overall economic conditions in general and credit quality in particular have continued to worsen, there has been an increasing regulatory and market focus on Tier 1 common equity and Tier 1 common equity to risk-weighted assets ratio of banking institutions.

Although the Corporation is well capitalized based on a ratio of Tier 1 capital to risk-weighted assets of approximately 10.73% as of June 30, 2009, management believes that an improvement in the composition of the Corporation’s regulatory capital, including Tier 1 common equity, will better position the Corporation in a more adverse economic and credit scenario. As a result, the Corporation is conducting the Exchange Offer described below and has structured the Exchange Offer to increase the Corporation’s Tier 1 common equity by up to approximately $1.1 billion based on the High Participation Scenario (as described in the prospectus for the Exchange Offer referred to below). Recent losses have continued to reduce the Corporation’s Tier 1 common equity. The Corporation’s Tier 1 common/risk-weighted assets ratio was 2.45% as of June 30, 2009 (3.13% as of March 31, 2009). See “Reconciliation of Non-GAAP Financial Measure” section below for a reconciliation of Tier 1 common to common stockholders’ equity and a discussion of our use of this non-GAAP financial measure in this press release.

Update on Exchange Offer and Dividends on Preferred Stock and Distributions on Trust Preferred Securities:

On June 29, 2009, the Corporation commenced an offer to issue up to 390 million shares of its common stock in exchange for its Series A preferred stock and Series B preferred stock and for the trust preferred securities referred to in the prospectus for the exchange offer referred to below (the “Exchange Offer”). In connection with the Exchange Offer, for each share of Series A preferred stock, share of Series B preferred stock or trust preferred security accepted in accordance with the terms of the Exchange Offer, the Corporation is offering to issue a number of shares of its common stock equal to the Exchange Value, set forth in the prospectus for the Exchange Offer, divided by the “Relevant Price”. The “Relevant Price” will be equal to the greater of (1) the average Volume Weighted Average Price, or “VWAP”, of a share of the Corporation’s common stock during the five-trading day period ending on the second business day immediately preceding the expiration date of the Exchange Offer (which we currently expect to be July 24, 2009, unless the Exchange Offer is extended), determined as described in the prospectus for the Exchange Offer or (2) the “Minimum Share Price” of $2.50 per share of the Corporation’s common stock. The expiration date for the Exchange Offer is July 28, 2009, unless the Corporation extends the Exchange Offer or terminates it early.

The closing sale price of the Corporation’s common stock on the Nasdaq Stock Market on July 15, 2009, the trading day prior to this press release, was $1.41 per share, which is substantially less than the Minimum Share Price. The Exchange Offer terms provide that in the event that the average VWAP is less than the Minimum Share Price, the number of shares of the Corporation’s common stock that participants in the Exchange Offer will receive will be calculated on the basis of the Minimum Share Price rather than the average VWAP. In that case, participants in the Exchange Offer would receive shares of the Corporation’s common stock with a value less (and possibly significantly less) than the value of the shares of common stock such participants would receive in the absence of the Minimum Share Price limitation.

If participation in the Exchange Offer is low because of the application of the Minimum Share Price, the Exchange Offer will not increase the amount of the Corporation’s Tier 1 common equity as much as it would have been increased if participation had been high. As stated in the prospectus, this could result in the Corporation taking a number of further actions to preserve or increase Tier 1 common equity. One highly probable action is a suspension of distributions on the trust preferred securities that, once suspended, are unlikely to be resumed for a number of years.

For further discussion of these and other matters related to the Corporation, its capital needs and the Exchange Offer, we refer you to the prospectus and other documents the Corporation has filed with the SEC related to the Exchange Offer, including the “Risk Factors” section in the prospectus and the risk factors captioned “Even if we complete the Exchange Offer, without a high level of participation, we will not realize the intended goal of substantially increasing Tier 1 common equity” on page 40 and “If the Exchange Offer is successful, there may no longer be a trading market for the shares of Preferred Stock or Trust Preferred Securities and the price for shares of Preferred Stock or Trust Preferred Securities may be depressed” on page 42.

The Corporation has filed a registration statement (including a prospectus and related Exchange Offer materials) with the Securities and Exchange Commission (the “SEC”) for the Exchange Offer. Before you decide whether to tender into the Exchange Offer, you should read the prospectus in that registration statement and other documents the Corporation has filed with the SEC for more complete information about the Corporation and the Exchange Offer. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Corporation will arrange to send you the prospectus if you request it by contacting Corporate Communications, at (787) 765-9800. The complete terms and conditions of the Exchange Offer are set forth in the prospectus and the related letters of transmittal, copies of which will be available at www.popularinc.com/exchangeoffer and from Global Bondholder Services Corporation, the information agent, at (866) 540-1500 or, for bankers and brokers, at (212) 430-3774.

This press release is not an offer to sell or purchase or an offer to exchange or a solicitation of acceptance of an offer to sell or purchase or offer to exchange, which may be made only pursuant to the terms of the preliminary prospectus and related letter of transmittal, as applicable.

Reconciliation of Non-GAAP Financial Measure:

The table below presents a reconciliation of Tier 1 common equity (also referred to as Tier 1 common) to common stockholders’ equity. Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing our capital position. In connection with the Supervisory Capital Assessment Program (“SCAP”), the Federal Reserve began supplementing its assessment of the capital adequacy of a bank holding company based on a variation of Tier 1 capital, known as Tier 1 common equity. Because Tier 1 common equity is not formally defined by GAAP or, unlike Tier 1 capital, codified in the federal banking regulations, this measure is considered to be a non-GAAP financial measure.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, we have procedures in place to calculate these measures using the appropriate GAAP or regulatory components. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

The following table provides a reconciliation of common stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP):

(in thousands)	June 30, 2009	March 31, 2009

Common stockholders’ equity	$1,412,701	$1,646,627

Less: Unrealized gains on available- for -sale securities, net of tax (1)	(48,296)	(76,966)

Less: Disallowed deferred tax assets (2)	(167,223)	(154,590)

Less: Intangible assets:

Goodwill	(607,164)	(606,440)

Other disallowed intangibles	(25,797)	(29,768)

Less: Aggregate adjusted carrying value of all non-financial equity investments	(2,147)	(2,343)

Add: Pension liability adjustment, net of tax and accumulated net losses on cash flow hedges (3)	120,256	124,962

Total Tier 1 common equity	$682,330	$901,482

(1) Tier 1 Capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for -sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available- for-sale equity securities with readily determinable fair values, net of tax.
(2) Approximately $193 million of our $390 million of net deferred tax assets at June 30, 2009 (March 31, 2009-$181 million of our $363 million of net deferred tax assets), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $167 million of such assets at June 30, 2009 (March 31, 2009-$155 million) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets, “ were deducted in arriving at Tier 1 capital. Approximately $30 million of our other net deferred tax assets at June 30, 2009 (March 31, 2009- $27 million) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.
(3) The Federal Reserve Bank has granted interim capital relief for the impact of SFAS No. 158.

Forward-Looking Statements:

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; and (ix) difficulties in combining the operations of acquired entities. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Popular, Inc. is a full service financial services provider based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN. BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey and Florida. E-LOAN markets deposit accounts under its name for the benefit of BPNA and offers loan customers the option of being referred to a trusted consumer lending partner. The Corporation, through its subsidiary EVERTEC, provides transaction processing services throughout the Caribbean and Latin America, as well as internally services many of its subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 115 years of experience through these regions while continuing its commitment to meet the needs of clients through innovation and to foster growth in the communities it serves.

* * *

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

***

Exhibits A, B and C follow

Exhibit A

					2 nd
			2 nd		Quarter
Financial Summary	Quarter ended		Quarter	Quarter ended	2009 vs 1st Quarter
(Unaudited)	June 30,		2009 vs 2008	March 31,	2009
	2009	2008	$ Variance	2009	$ Variance
Summary of Operations (In thousands, except share information)

Interest income	$471,046	$565,258	($94,212)	$489,192	($18,146)

Interest expense	187,986	234,961	(46,975)	216,706	(28,720)

Net Interest income	283,060	330,297	(47,237)	272,486	10,574

Provision for loan losses	349,444	189,165	160,279	372,529	(23,085)

Net interest income after provision for loan losses	(66,384)	141,132	(207,516)	(100,043)	33,659

Net gain on sale and valuation adjustments of investment securities	53,705	28,334	25,371	176,146	(122,441)

Trading account profit	16,839	18,541	(1,702)	6,823	10,016

(Loss) gain on sale of loans and valuation adjustments on loans held-for-sale	(13,453)	4,907	(18,360)	(13,813)	360

Other non-interest income	168,748	184,016	(15,268)	165,575	3,173

Total non-interest income	225,839	235,798	(9,959)	334,731	(108,892)

Personnel costs	136,206	155,317	(19,111)	145,291	(9,085)

Other operating expenses	194,439	175,021	19,418	158,906	35,533

Total operating expenses	330,645	330,338	307	304,197	26,448

(Loss) income from continuing operations before	(171,190)	46,592	(217,782)	(69,509)	(101,681)
income tax

Income tax expense (benefit)	5,393	(12,581)	17,974	(26,933)	32,326

(Loss) income from continuing operations, net of	(176,583)	59,173	(235,756)	(42,576)	(134,007)
income tax

(Loss) income from discontinued operations, net of	(6,599)	(34,923)	28,324	(9,946)	3,347
income tax

Net (loss) income	($183,182)	$24,250	($207,432)	($52,522)	(130,660)

Net (loss) income applicable to common stock	($207,810)	$18,247	($226,057)	($77,200)	($130,610)

Losses per common share:

Basic and diluted (losses) earnings per common	($0.71)	$0.19		($0.24)
share from continuing operations

Basic and diluted (losses) earnings per common	($0.03)	($0.13)		($0.03)
share from discontinued operations

Basic and diluted (losses) earnings per common	($0.74)	$0.06		($0.27)
share -Total

Dividends declared per common share	—	$0.16		$0.02

Average common shares outstanding	281,888,394	280,773,513		281,834,434

Average common shares outstanding – assuming	281,888,394	280,773,513		281,834,434
dilution

Common shares outstanding at end of period	282,031,548	280,983,132		282,034,819

Market value per common share	$2.20	$6.59		$2.16

Book value per common share	$5.01	$11.10		$5.84

Market Capitalization – (In millions)	$620	$1,852		$609

Selected Average Balances – (In millions)

Total assets	$37,048	$40,845	($3,797)	$38,437	($1,389)

Stockholders’ equity	3,002	3,519	(517)	3,113	(111)

Selected Financial Data at Period-End – (In millions)

Total assets	$36,499	$41,679	($5,180)	$37,709	($1,210)

Loans (1)	24,850	27,632	(2,782)	25,553	(703)

Earning assets (1)	34,070	37,205	(3,135)	35,180	(1,110)

Deposits	26,913	27,116	(203)	27,150	(237)

Borrowings	5,587	10,000	(4,413)	6,311	(724)

Interest-bearing liabilities (1)	28,092	32,634	(4,542)	29,088	(996)

Stockholders’ equity	2,900	3,706	(806)	3,132	(232)

Performance Ratios

Net interest yield from continuing operations (2)	3.27%	3.69%		3.07%

Return on assets	(1.98)	0.24		(0.55)

Return on common equity	(53.48)	2.08		(19.13)

Credit Quality Data – (Dollars in millions)

Net loans charged-off, excluding write-downs on loans transferred to held-for-sale (3)	$260.3	$113.1	$147.2	$198.2	$62.1

Allowance for loan losses	1,146	653	493	1,057	89

Non-performing loans from continuing operations	1,978	883	1,095	1,404	574

Non-performing loans from discontinued operations	1	151	(150)	3	(2)

Non-performing loans – total	1,979	1,034	945	1,407	572

Non-performing loans to loans held-in-portfolio (4) (5)	8.04%	3.49%		5.56%

Allowance for loan losses to non-performing loans (4)	57.94	70.69		75.30

Allowance for loans losses to loans held-in-portfolio (5)	4.66	2.47		4.19

(1) Includes assets/liabilities from discontinued operations as follows: June 30, 2009 -$1 million in loans and earning assets; March 31, 2009 — $7 million in loans and earning assets.
(2) Not on a taxable equivalent basis.
(3) Excludes net charge-offs from discontinued operations.
(4) Non-performing loans (“NPL”) exclude NPL accounted pursuant to the fair value option of SFAS No. 159. Also, for the periods ended June 30, 2009 and March 31, 2009, NPL exclude NPL from discontinued operations.
(5) Loans held-in-portfolio exclude loans held-for-sale and loans accounted pursuant to the fair value option of SFAS No. 159. Loans from discontinued operations are considered held-for-sale as of June 30, 2009 and March 31, 2009.

Note: Certain reclassifications have been made to prior periods to conform with this quarter presentation.

Financial Summary	For the six months ended
(Unaudited)	June 30,
	2009	2008	$ Variance
Summary of Operations (In thousands, except share information)

Interest income	$960,238	$1,177,100	($216,862)

Interest expense	404,692	511,044	(106,352)

Net Interest income	555,546	666,056	(110,510)

Provision for loan losses	721,973	350,401	371,572

Net interest income after provision for loan losses	(166,427)	315,655	(482,082)

Net gain on sale and valuation adjustments of investment securities	229,851	78,562	151,289

Trading account profit	23,662	31,878	(8,216)

(Loss) gain on sale of loans and valuation adjustments on loans held-for-sale	(27,266)	19,174	(46,440)

Other non-interest income	334,323	370,935	(36,612)

Total non-interest income	560,570	500,549	60,021

Personnel costs	281,497	311,285	(29,788)

Other operating expenses	353,345	342,348	10,997

Total operating expenses	634,842	653,633	(18,791)

(Loss) income from continuing operations before	(240,699)	162,571	(403,270)
income tax

Income tax (benefit) expense	(21,540)	4,159	(25,699)

(Loss) income from continuing operations, net of	(219,159)	158,412	(377,571)
income tax

Loss from discontinued operations, net of income tax	(16,545)	(30,872)	14,327

Net (loss) income	($235,704)	$127,540	($363,244)

Net (loss) income applicable to common stock	($285,010)	$118,559	($403,569)

(Losses) earnings per common share:

Basic and diluted (losses) earnings per common	($0.95)	$0.52
share from continuing operations

Basic and diluted (losses) earnings per common	($0.06)	($0.10)
share from discontinued operations

Basic and diluted (losses) earnings per common	($1.01)	$0.42
share -Total

Dividends declared per common share	$0.02	$0.32

Average common shares outstanding	281,861,563	280,514,164

Average common shares outstanding – assuming	281,861,563	280,514,164
dilution

Common shares outstanding at end of period	282,031,548	280,983,132

Market value per common share	$2.20	$6.59

Book value per common share	$5.01	$11.10

Market Capitalization – (In millions)	$620	$1,852

Selected Average Balances – (In millions)

Total assets	$37,739	$41,775	($4,036)

Stockholders’ equity	3,057	3,425	(368)

Performance Ratios

Net interest yield from continuing operations (1)	3.17%	3.68%

Return on assets	(1.26)	0.61

Return on common equity	(35.08)	7.11

Credit Quality Data – (Dollars in millions)

Net loans charged-off, excluding write-downs on loans transferred to held-for-sale (2)	$458.5	$205.7	$252.8

Allowance for loan losses	1,146	653	493

Non-performing loans from continuing operations	1,978	883	1,095

Non-performing loans from discontinued operations	1	151	(150)

Non-performing loans – total	1,979	1,034	945

Non-performing loans to loans held-in-portfolio (3) (4)	8.04%	3.49%

Allowance for loan losses to non-performing loans (3)	57.94	70.69

Allowance for loans losses to loans	4.66	2.47
held-in-portfolio (4)

(1) Not on a taxable equivalent basis.
(2) Excludes net charge-offs from discontinued operations.
(3) Non-performing loans (“NPL”) exclude NPL accounted pursuant to the fair value option of SFAS No. 159. Also, for the periods ended June 30, 2009 and March 31, 2009, NPL exclude NPL from discontinued operations.
(4) Loans held-in-portfolio exclude loans held-for-sale and loans accounted pursuant to the fair value option of SFAS No. 159. Loans from discontinued operations are considered held-for-sale as of June 30, 2009.

Note: Certain reclassifications have been made to prior periods to conform with this quarter presentation.

Exhibit B

Credit Quality Information

(Unaudited)

	Quarter ended June	Quarter ended March	Quarter ended June	For the six months	For the six months
	30, 2009	31, 2009	30, 2008	ended June 30, 2009	ended June 30, 2008
Net loans
charged-off,
excluding
write-downs on
loans transferred
to held-for-sale
–(In millions)
Commercial	$69.9	$41.3	$40.4	$111.2	$68.7

Construction	76.5	44.8	5.2	121.3	5.2

Mortgage	24.7	31.1	9.6	55.8	18.7

Consumer	85.1	76.0	53.4	161.1	103.7

Lease Financing	4.1	5.0	4.5	9.1	9.4

Total	$260.3	$198.2	$113.1	$458.5	$205.7

	Quarter ended June	Quarter ended March	Quarter ended June	For the six months	For the six months
	30, 2009	31, 2009	30, 2008	ended June 30, 2009	ended June 30, 2008
Annualized Net
Charge-Offs to
Average Loans
Held-in-Portfolio
Commercial	2.11%	1.22%	1.18%	1.66%	1.01%

Construction	14.46	8.16	1.02	11.25	0.52

Mortgage	2.27	2.83	0.85	2.55	0.82

Consumer	7.73	6.63	4.41	7.17	4.24

Lease Financing	2.25	2.73	1.65	2.49	1.72

Total	4.19%	3.12%	1.73%	3.65%	1.57%

	June 30, 2009	As a % of loans	March 31, 2009	As a % of loans
		held-in-portfolio		held-in-portfolio
Non-performing
Loans from
Continuing
Operations –(In
millions)
Commercial	$686	5.2%	$525	3.9%

Construction	767	37.7	435	20.2

Mortgage	442	9.9	353	7.8

Consumer	71	1.7	78	1.7

Lease Financing	12	1.6	13	1.8

Total	$1,978	8.0%	$1,404	5.6%

	June 30, 2009		March 31, 2009
	Recorded Investment	SFAS No. 114	Recorded Investment	SFAS No. 114
		Allowance for loan		Allowance for loan
		losses (ALLL)		losses (ALLL)
Impaired Loans (SFAS No. 114)
–(In millions)
Impaired loans with ALLL required	$1,034.4	$313.1	$903.1	$279.2

Impaired loans with no ALLL required	410.5	—	238.6	—

Total impaired loans (SFAS No.	$1,444.9	$313.1	$1,141.7	$279.2
114)

Exhibit C

Financial Summary-Segment Reporting

(Unaudited)

	Quarter ended June 30, 2009
	BPPR	BPNA	EVERTEC	Intersegment	Total Reportable
				Eliminations	Segments
Summary of Operations (In millions)				-

Net Interest income (expense)	$216.9	$80.8	($0.2)	—	$297.5

Provision for loan losses	181.6	167.8	—		349.4

Net interest income (expense) after provision for loan losses	35.3	(87.0)	(0.2)	—	(51.9)

Net gain on sale and valuation adjustments of investment securities	44.9	—	7.9	—	52.8

Trading account profit	16.8	—	—	—	16.8

Gain (loss) on sale of loans and valuation adjustments on loans held-for-sale	0.5	(14.0)		—	(13.5)

Other non-interest income (service charges on deposits, other service fees and other)	123.1	19.8	62.6	($36.9)	168.6

Total non-interest income	185.3	5.8	70.5	(36.9)	224.7

Personnel costs	75.6	30.9	20.8	(0.2)	127.1

Other operating expenses	135.8	61.3	24.4	(36.5)	185.0

Total operating expenses	211.4	92.2	45.2	(36.7)	312.1

Income (loss) from continuing operations before income tax	9.2	(173.4)	25.1	(0.2)	(139.3)

Income tax expense (benefit)	2.4	0.8	7.0	(0.1)	10.1

Income (loss) from continuing operations, net of income tax	6.8	(174.2)	18.1	(0.1)	(149.4)

Loss from discontinued operations, net of income tax	—	—	—	—	—

Net income (loss)	$6.8	($174.2)	$18.1	($0.1)	($149.4)

	Quarter ended June 30, 2009
	Corporate	Intersegment	Popular, Inc.
		Eliminations
Summary of Operations (In millions)

Net Interest income (expense)	($14.7)	$0.3	$283.1

Provision for loan losses	—	—	349.4

Net interest income (expense) after provision for loan losses	(14.7)	0.3	(66.3)

Net gain on sale and valuation adjustments of investment securities	0.9	—	53.7

Trading account profit	—	—	16.8

Gain (loss) on sale of loans and valuation adjustments on loans held-for-sale	—	—	(13.5)

Other non-interest income (service charges on deposits, other service fees and other)	2.1	(1.9)	168.8

Total non-interest income	3.0	(1.9)	225.8

Personnel costs	9.1	—	136.2

Other operating expenses	10.9	(1.4)	194.5

Total operating expenses	20.0	(1.4)	330.7

Income (loss) from continuing operations before income tax	(31.7)	(0.2)	(171.2)

Income tax expense (benefit)	(4.6)	(0.1)	5.4

Income (loss) from continuing operations, net of income tax	(27.1)	(0.1)	(176.6)

Loss from discontinued operations, net of income tax	—	(6.6)	(6.6)

Net income (loss)	($27.1)	($6.7)	($183.2)

	Quarter ended June 30, 2008
	BPPR	BPNA	EVERTEC	Intersegment	Total Reportable
				Eliminations	Segments
Summary of Operations (In millions)				-

Net Interest income (expense)	$243.2	$92.4	($0.2)	—	$335.4

Provision for loan losses	107.8	81.4	—		189.2

Net interest income (expense) after provision for loan losses	135.4	11.0	(0.2)	—	146.2

Net gain on sale and valuation adjustments of investment securities	28.3	—	—	—	28.3

Trading account profit	18.6	—	—	—	18.6

Gain on sale of loans and valuation adjustments on loans held-for-sale	0.4	4.5	—	—	4.9

Other non-interest income (loss) (service charges on deposits, other service fees and other)	137.8	24.7	65.8	($37.9)	190.4

Total non-interest income (loss)	185.1	29.2	65.8	(37.9)	242.2

Personnel costs	81.3	45.5	23.0	(0.7)	149.1

Other operating expenses	127.2	53.8	24.8	(36.6)	169.2

Total operating expenses	208.5	99.3	47.8	(37.3)	318.3

Income (loss) from continuing operations before income tax	112.0	(59.1)	17.8	(0.6)	70.1

Income tax expense (benefit)	19.5	(24.8)	4.3	(0.2)	(1.2)

Income (loss) from continuing operations, net of income tax	92.5	(34.3)	13.5	(0.4)	71.3

Loss from discontinued operations, net of income tax	—	—	—	—	—

Net income (loss)	$92.5	($34.3)	$13.5	($0.4)	$71.3

	Quarter ended June 30, 2008
	Corporate	Intersegment	Popular, Inc.
		Eliminations
Summary of Operations (In millions)

Net Interest income (expense)	$5.4	$0.3	$330.3

Provision for loan losses	—	—	189.2

Net interest income (expense) after provision for loan losses	5.4	0.3	141.1

Net gain on sale and valuation adjustments of investment securities	—	—	28.3

Trading account profit	—	—	18.6

Gain on sale of loans and valuation adjustments on loans held-for-sale	(1.3)	1.3	4.9

Other non-interest income (loss) (service charges on deposits, other service fees and other)	1.0	(7.4)	184.0

Total non-interest income (loss)	(0.3)	(6.1)	235.8

Personnel costs	8.0	(1.8)	155.3

Other operating expenses	7.6	(1.8)	175.0

Total operating expenses	15.6	(3.6)	330.3

Income (loss) from continuing operations before income tax	(21.3)	(2.2)	46.6

Income tax expense (benefit)	(12.0)	0.6	(12.6)

Income (loss) from continuing operations, net of income tax	(9.3)	(2.8)	59.2

Loss from discontinued operations, net of income tax	—	(34.9)	(34.9)

Net income (loss)	($9.3)	($37.7)	$24.3

	Quarter ended March 31, 2009
	BPPR	BPNA	EVERTEC	Intersegment	Total Reportable
				Eliminations	Segments
Summary of Operations (In millions)				-

Net Interest income (expense)	$216.2	$76.5	($0.2)	—	$292.5

Provision for loan losses	151.3	221.2	—		372.5

Net interest income (expense) after provision for loan losses	64.9	(144.7)	(0.2)	—	(80.0)

Net gain (loss) on sale and valuation adjustments of investment securities	182.7	—	—	—	182.7

Trading account profit	6.8	—	—	—	6.8

Gain (loss) on sale of loans and valuation adjustments on loans held-for-sale	6.7	(20.5)	—	—	(13.8)

Other non-interest income (service charges on deposits, other service fees and other)	114.5	24.3	61.5	($36.3)	164.0

Total non-interest income (loss)	310.7	3.8	61.5	(36.3)	339.7

Personnel costs	77.3	37.4	22.2	(0.3)	136.6

Other operating expenses	121.6	44.2	24.1	(36.0)	153.9

Total operating expenses	198.9	81.6	46.3	(36.3)	290.5

Income (loss) from continuing operations before income tax	176.7	(222.5)	15.0	—	(30.8)

Income tax (benefit) expense	(3.1)	(9.0)	5.1	—	(7.0)

Income (loss) from continuing operations, net of income tax	179.8	(213.5)	9.9	—	(23.8)

Loss from discontinued operations, net of income tax	—	—	—	—	—

Net income (loss)	$179.8	($213.5)	$9.9	—	($23.8

	Quarter ended March 31, 2009
	Corporate	Intersegment	Popular, Inc.
		Eliminations
Summary of Operations (In millions)

Net Interest income (expense)	($20.2)	$0.2	$272.5

Provision for loan losses	—	—	372.5

Net interest income (expense) after provision for loan losses	(20.2)	0.2	(100.0)

Net gain (loss) on sale and valuation adjustments of investment securities	(6.6)	—	176.1

Trading account profit	—	—	6.8

Gain (loss) on sale of loans and valuation adjustments on loans held-for-sale	—	—	(13.8)

Other non-interest income (service charges on deposits, other service fees and other)	3.0	(1.4)	165.6

Total non-interest income (loss)	(3.6)	(1.4)	334.7

Personnel costs	8.7	—	145.3

Other operating expenses	6.9	(1.9)	158.9

Total operating expenses	15.6	(1.9)	304.2

Income (loss) from continuing operations before income tax	(39.4)	0.7	(69.5)

Income tax (benefit) expense	(20.2)	0.3	(26.9)

Income (loss) from continuing operations, net of income tax	(19.2)	0.4	(42.6)

Loss from discontinued operations, net of income tax	—	(9.9)	(9.9)

Net income (loss)	($19.2)	($9.5)	($52.5)